FOR IMMEDIATE RELEASE:  October 28, 2004

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                 MITY ENTERPRISES, INC. ANNOUNCES RESULTS
                         FOR SECOND FISCAL QUARTER
                 - - - - - - - - - - - - - - - - - - - -
                         SALES INCREASE 16 PERCENT
                      NET INCOME DECREASES 13 PERCENT


OREM, UTAH   Bradley T Nielson, president and chief executive officer of MITY
Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the second quarter ended September 30, 2004.

Net sales for the second quarter totaled $13.1 million compared to $11.3 million a year ago, an increase of 16 percent. Net income was $1.1 million versus $1.3 million for the comparable period a year ago, a decrease of 13 percent. Basic and diluted earnings per share for the recent quarter were $0.27 and $0.25, respectively, compared to the previous year's second quarter basic and diluted earnings per share of $0.32 and $0.30, respectively.

Net sales for the six months ended September 30, 2004 totaled $24.9 million compared to $22.6 million a year ago, an increase of 10 percent. Net income was $2.2 million versus $2.6 million for the comparable period a year ago. Basic and diluted earnings for the six-month period were $0.52 and $0.49, compared to the previous year's six-month basic and diluted earnings per share of $0.62 and $0.60, respectively.

As compared to the second quarter of fiscal 2004, the increase in net sales reflected growth of 12 percent in the healthcare seating unit as well as 17 percent growth in the multipurpose room unit. International sales accounted for 16 percent of total sales. The increase in sales in the multipurpose room unit during the quarter was primarily attributable to growth in the church, office, government, hospitality, and recreation markets.

"We are pleased to report record sales this quarter of $13.1 million with growth of 16 percent," said Nielson. "It is particularly pleasing due to the broad-based nature of the growth with both our multipurpose room furniture and health care seating segments experiencing double-digit growth as well as growth in almost all of our major markets. Within the multipurpose room segment, we continued to see that broad-based growth as table and chair sales grew by 15 percent and 14 percent, respectively."

"However, our gross margins were lower because of two factors," added Nielson. "True to our stated plan, we continued to invest in our future with our next generation table. This cost us 5 percentage points of gross margin during the quarter, while inflation at the material cost level took another 2 percentage points. We are now producing what we believe is the finest banquet table available. However, we continue to be challenged in identifying the right combination of manufacturing variables to produce first quality table tops every cycle. We are working hard to find solutions and have made significant progress during the last two months. In addition, although price increases on our products to cover material cost increases have been implemented, it takes time for price changes to fully work their way through the system."

"We believe that the sales growth will continue," noted Paul R. Killpack, chief financial officer. "We anticipate that sales will be up again by as much as 10 percent as compared to last year's December quarter. However, the increased costs for many of our raw materials as well as continued investment in refining the manufacturing process for our next generation table will likely continue to negatively affect our gross margins. We are encouraged by the performance characteristics of the new table and are seeing that it is stronger, lighter, more durable and better able to withstand outdoor use than the current table, although the current cost estimates place per unit cost projections about equal to the current table unit cost."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2004 second quarter will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite and Broda tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and
through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the December quarter will be up as much as 10 percent as compared to last year's sales for the same period, (b) the Company's views that increased costs for many of its raw materials as well as continued investment in refining the manufacturing process for its next generation table will likely continue to negatively affect gross margins, (c) the Company's belief that it is producing the finest banquet table available, and (d) the Company's belief that it will be able to execute its next generation table strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (ii) uncertainty about market acceptance of any new products introduced by the Company including our next generation table product; (iii) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (iv) lack of available capital and other resources to develop or acquire and commercialize new products; and (v) the risks and uncertainties outlined in the Company's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this release.

                                  - more -

                       MITY Enterprises, Inc.
                   Unaudited Financial Highlights
                                                    Three Months Ended
                                                       September 30,
                                                -------------------------
                                                    2004          2003
                                                -----------   -----------
Net sales                                       $13,122,000   $11,277,000

Income from operations                            1,904,000     2,063,000

Pre-tax income                                    1,815,000     2,070,000

Net income                                        1,140,000     1,303,000

Basic earnings per share                              $0.27         $0.32

Weighted average number of common shares basic    4,296,892     4,124,409

Diluted earnings per share                            $0.25         $0.30

Weighted average common and common equivalent
 shares-diluted                                   4,486,206     4,296,226


                                                     Six Months Ended
                                                       September 30,
                                                -------------------------
                                                    2004          2003
                                                -----------   -----------
Net sales                                       $24,943,000   $22,634,000

Income from operations                            3,507,000     4,127,000

Pre-tax income                                    3,481,000     4,096,000

Net income                                        2,211,000     2,565,000

Basic earnings per share                              $0.52         $0.62

Weighted average number of common shares basic    4,282,993     4,123,000

Diluted earnings per share                            $0.49         $0.60

Weighted average common and common equivalent
 shares-diluted                                   4,482,627     4,300,873


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